Exhibit 3.1a

Certificate of Amendment

(Pursuant to NRS 78.385 and 78.390)

Dean Heller

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

Important: Read attached instructions before completing

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

Remit in Duplicate

1.

Name of Corporation: Supreme Hospitality

2.

The Articles have been amended as follows (provide amendment numbers):

Article #2.  The capital stock of the corporation shall consist of One Hundred Million (100,000,000) with a par value of $0.0001 and Five Million (5,000,000) shares of preferred stock.  Corporation may issue the shares of stock for such consideration as may be fixed by the Bylaws.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 6,870,000

4.

Officer Signature (required)

By: /s/ Thomas John Cloud, Jr.

President